Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Old Second Bancorp, Inc. for the registration of 1,563,636 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2006, with respect to the 2005 consolidated financial statements of Old Second Bancorp, Inc., incorporated by reference in its 2006 Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Chicago, Illinois

December 19, 2007